                            STOCK PURCHASE AGREEMENT



                      Dated December 15, 1997 by and among

                            Mail-Well I Corporation,
                                  as Purchaser


                                      and


                           Poser Business Forms, Inc.


                                      and



                             the Sellers identified

                                 on Schedule 2

                                attached hereto

                               TABLE OF CONTENTS



1. SALE.........................................................  1

     1.1    Ownership...........................................  1
     1.2    Encumbrances........................................  1
     1.3    Consideration.......................................  2
     1.4    Delivery of Certificate(s)..........................  2
     1.5    Closing.............................................  2
     1.6    Working Capital Settlement..........................  3

2. REPRESENTATIONS AND WARRANTIES................................ 5

     2.1    Representations and Warranties of Sellers...........  5

            (a) Due Organization, Good Standing and Power of Pose 5
            (b) Authorization and Validity of Agreement.........  5
            (c) Capitalization of Poser.........................  6
            (d) No Conflict, Governmental Notices and Consents..  8
            (e) Financial Statements............................  9
            (f) Books and Records...............................  9
            (g) Liabilities: Notes and Accounts Receivable......  9
            (h) Tax Returns, Tax Accruals....................... 10
            (i) Absence of Changes.............................. 12
            (j) Patents. Eta.................................... 14
            (k) Proprietary Names............................... 15
            (1) Governmental Permits............................ 15
            (m) Employee Benefits............................... 16
            (n) Employment Agreements and Labor Relations....... 18
            (o) Property Rights................................. 19
            (p) Plants, Facilities and Equipment................ 20
            (q) Insurance Policies.............................. 20
            (r) Material Contracts, Leases...................... 20
            (s) Compliance With Laws............................ 21
            (t) Powers of Attorney.............................. 21
            (u) Untrue Statements............................... 21
            (v) Litigation...................................... 21
            (w) Bank Accounts................................... 21
            (x) Eminent Domain.................................. 21
            (y) Inventory....................................... 22
            (z) Environmental Matters........................... 22
            (aa) Absence of Certain Business Practices.......... 23
            (bb) Corporate Name................................. 24
            (cc) Customers and Suppliers........................ 24




     2.2    Representations and Warranties of Purchaser.......... 24
            (a) Due Organization, Good Standing and Power........ 24
            (b) Authorization and Validity of Agreement.......... 24
            (c) No Conflict...................................... 25
            (d) Investment Purposes.............................. 25
            (e) Purchase Capacity................................ 25

3. MUTUAL COVENANTS OF THE PARTIES............................... 25
     3.1 Press Releases.......................................... 25
     3.2 Additional Agreements; Best Efforts, Cooperation........ 25
     3.3 Expenses................................................ 26

4. COVENANTS OF POSER............................................ 26

     4.1    Conduct of Business.................................. 26
            (a) Maintain Business................................ 26
            (b) Prohibited Transactions.......................... 27
     4.2    Notice by Poser...................................... 27
     4.3    Investigation; Confidentiality....................... 27
            (a) Investigation.................................... 27
            (b) Confidentiality.................................. 27
     4.4    No Additional Obligations............................ 28
     4.5    Updates.............................................. 28
     4.6    Capital Expenditures................................. 28
     4.7    Compensation......................................... 28

5. COVENANTS OF PURCHASER........................................ 29

6. CONDITIONS PRECEDENT.......................................... 29
     6.1    Conditions to Obligations of Purchaser............... 29
            (a) Representations and Warranties True.............. 29
            (b) Covenants and Agreements Performed............... 29
            (c) Consents......................................... 29
            (d) No Litigation Concerning Agreement............... 29
            (e) Environmental Review Report...................... 30
            (f) Documents to be Delivered by the Sellers......... 30
            (g) HSR Act.......................................... 31
            (h) Escrow Agreement................................. 31
     6.2    Conditions to Obligations of Seller.................. 31
            (a) Representations and Warranties True.............. 31
            (b) Covenants and Agreements Performed............... 31
            (c) No Litigation Concerning Agreement............... 31
            (d) Documents to be Delivered by Purchaser........... 31
            (e) HSR Act.......................................... 32
            (f) Escrow Agreement................................. 32






7. TERMINATION................................................... 32

     7.1     Termination by Agreement............................ 32
     7.2     Termination by Either Party......................... 32
     7.3     Effects of Termination.............................. 32

8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY......... 32

     8.1     Survival............................................ 32
     8.2     Indemnification of Purchaser........................ 33
     8.3     Indemnification of Seller........................... 35
     8.4     Notice and Opportunity to Defend.................... 36
     8.5     Indemnification If Negligence of Indemnitee......... 36
     8.6     Contribution........................................ 36
     8.7     Limitation of Remedy................................ 37
     8.8     Liquidated Damages.................................. 37
     8.9     Rentention of Records............................... 38

9. ACTIONS AFTER CLOSING DATE.................................... 38

     9.1     Further Assurances.................................. 38
     9.2     Files Possessed by Seller........................... 38
     9.3     Cooperation in Litigation Matters and Audits........ 38

10. EXPENSES..................................................... 38

11. NOTICES...................................................... 39

12. PARTIES IN INTEREST AND ASSIGNMENT........................... 40

13. FINDER'S AND BROKER'S FEES................................... 40

14. HEADINGS..................................................... 40

15. GOVERNING LAW................................................ 40

16. COUNTERPARTS................................................. 40

17. ARBITRATION.................................................. 41

18. ENTIRE AGREEMENT; AMENDMENTS; WAIVER; SEVERABILITY; GENDER... 41

19. SCHEDULES.................................................... 42


                            STOCK PURCHASE AGREEMENT



     This Stock Purchase Agreement (the "Agreement"), dated December 15,
1997, is entered into by and between Poser Business Forms, Inc., a Delaware corporation ("Poser"), Mail-Well I Corporation, a Delaware corporation ("Purchaser") and the parties identified on Schedule 2 (individually referred to herein as "Seller" and collectively as "Sellers").

     A. The Sellers own 100% of the issued and outstanding common stock of Poser.

     B. Poser owns or leases the facilities, the locations for which are set forth on Schedule 1 (the "Facilities"). Poser uses the Facilities to manufacture, sell and/or distribute business forms, labels, envelopes, and other products related to the business forms business (the "Forms Business").

     C. Sellers desire to sell to Purchaser and Purchaser desires to purchase from the Sellers the issued and outstanding common stock of Poser (the "Stock") upon the terms, conditions, representations and warranties set forth below.

     D. Steven E. Smathers, a Seller, has agreed to act as agent for the individual Sellers (the "Sellers' Agent") for certain purposes relating to this Agreement and the Escrow Agreement (as defined herein), pursuant to an Irrevocable Special Power of Attorney to be executed by all of the Sellers in a form and manner satisfactory to Purchaser.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                               TERMS OF AGREEMENT

1.   SALE

     1.1  Ownership.   Each Seller owns, or, with respect to Daniel Meader and
          ---------
Alan Brown, will own as of the Closing Date (as defined herein), the common stock identified on Schedule 2 to this Agreement (the "Stock"). Schedule 2 also identifies each Seller's percentage ownership of Poser and the address or bank account to which the Consideration, as such term is defined herein, is to be paid.

     1.2  Encumbrances.  Upon the terms and conditions set forth in this
          ------------
Agreement, each Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from that Seller, the Stock owned by each Seller, as identified on Schedule 2. Each Seller represents and warrants that the Stock transferred by that Seller shall be free and clear of all liens, assessments, taxes, impositions, indebtedness, encumbrances, obligations and all other interests.

     1.3   Consideration.  The total amount to be paid by Purchaser shall be
           -------------
equal to Sixty Million Dollars $60,000,000 less the sum of: (i) the amounts due in respect of the obligations as identified on Schedule 3, plus (ii) the outstanding principal, plus accrued interest due in respect of the revolving credit debt due to Fleet Capital Corporation ("Fleet") as of the Closing Date, as such term is defined herein, plus (iii) any prepayment penalties or other expenses in connection therewith (the "Consideration"). On the Closing Date, Purchaser shall pay the obligations identified on Schedule 3 (with consent of Sellers, Purchaser may assume rather than pay certain obligations set forth on
Schedule 3). Purchaser shall pay the Consideration to each Seller in an amount equal to the Consideration times the percentage ownership of the Stock for each Seller as identified on Schedule 2 (their "Pro Rata Share"). The Consideration shall be further increased by the amount of all capital expenditures incurred by Poser with the consent of Purchaser after the date hereof.

     1.4   Delivery of Certificate(s).  On the Closing Date, the Sellers' Agent,
           --------------------------
against the delivery to each Seller of their Pro Rata Share of the Consideration in accordance with Section 1.3, shall deliver to Purchaser certificates(s) representing the Stock owned by the Sellers, duly endorsed or accompanied by stock powers duly executed in blank, with signatures guaranteed and all necessary stock transfer tax and other documentary tax stamps affixed.

     1.5   Closing.
           -------

     (a)   Upon satisfaction or waiver of the conditions precedent set forth in
Article 6, and unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Article 7, a closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Purchaser, 23 Inverness Way East, Englewood, Colorado 80112, at 9:00 a.m. Mountain Standard Time on January 6, 1997, or such other time or date as is agreed to in writing by the parties; provided that, if the Closing fails to occur at such time solely because termination of the waiting period under the HSR Act (as defined herein) has not occured at that time, the Closing shall be extended for a period of up to thirty (30) business days until such termination has occured. The time and date of such Closing are herein referred to as the "Closing Date." All dollar amounts set forth in this Agreement represent U.S. dollars unless otherwise indicated. For purposes of this Agreement, including for purposes of computing Working Capital under Section 1.6 below, Sellers shall be deemed to have transferred the Stock at 12:00 a.m. on January 1, 1998 and all operations of Poser for January 1, 1998 and thereafter shall be for the account of Purchaser.

     (b) As soon as practicable but no later than three business days before the scheduled Closing Date, Sellers shall deliver to Purchaser: (i) a certificate in the form of a letter (the "Payoff Letters"), executed by an authorized representative of Fleet and of each bank, leasing company or other third-party creditor of Poser set forth on Schedule 3 (the "Creditors") to whom indebtedness is owed (the "Debt") setting forth the amount of such Debt, including the current portion thereof, and the estimated amounts of principal, interest, prepayment fees and penalties that will be due and payable by Purchaser to each such Creditor as of the Closing Date and (ii) a certificate, executed by the Chairman and CEO of Poser, setting forth the amount, as of the Closing Date, of all other obligations set forth on Schedule 3 (the "Other Obligations") that will be due and payable by Purchaser in connection with the Closing.

     (c) That portion of the Debt owed to each Creditor shall be paid to such Creditor by wire transfer of immediately available funds to an account or accounts designated and in the amounts specified in the Payoff Letters, and the amount of Other Obligations to be paid by Purchaser at Closing shall be paid to such obligees by wire transfer of immediately available funds to an account or accounts designated and in the amounts specified in the certificate delivered to Purchaser under Section 1.5(a) above. The "Closing Consideration" shall be calculated by deducting from the Consideration the full amounts so paid by Purchaser and the full amount of any remaining Other Obligations, and by adding or subtracting any Working Capital adjustments as provided under Section 1.6(b).

     (d) From the Closing Consideration, Purchaser shall (i) pay any unpaid Sellers' Expenses (as defined in Section 3.3 below), and (ii) deposit One Million Two Hundred Fifty Thousand Dollars ($1,250,000) with the Escrow Agent acting pursuant to the Escrow Agreement referred to below (such amount, together with income thereon, additions thereto, and releases therefrom, as more specifically set forth in such Escrow Agreement being referred to herein as the "Escrow Amount"). The Escrow Amount shall be held and distributed by such Escrow Agent in accordance with the terms of the Escrow Agreement, in a form mutually acceptable to the parties (the "Escrow Agreement"), which shall be entered into by the Escrow Agent named therein, Purchaser and the Seller's Agent prior to or on the Closing Date.

     (e) The remainder of the Closing Consideration shall be distributed at Closing to the Sellers according their Pro Rata Share by wire transfer according to instructions provided by each Seller to Purchaser prior to Closing.

     1.6 Working Capital Settlement.
         --------------------------

     (a) Prior to the Closing Date, Poser shall estimate the working capital position of Poser (the "Working Capital") as of the close of business on December 31, 1997 (the "Computation Date"). The Working Capital shall be equal to the sum of (i) cash, plus (ii) the book value of accounts receivable after allowance for doubtful accounts, plus (iii) the book value of notes and other receivables, plus (iv) the book value of inventory, including all work-in-progress and finished goods, after allowance for all obsolete or unsaleable inventory plus (v) the book value of all prepaid expenses, including all utility deposits, rental deposits and equipment deposits (even though such deposits are characterized as long-term assets); less the sum of (a) the book value of all accounts payable and accrued expenses, plus (b) the book value of all other current liabilities. The Working Capital shall be computed in the manner outlined on Schedule 1.6. Poser shall provide each Seller and Purchaser a copy of the calculation of Working Capital (the "Working Capital Statement") five business days prior to the Closing Date. The book value of all amounts shall be as shown on Poser's financial statements prepared in accordance with GAAP.

     (b) If the amount of the Working Capital set forth on the Working Capital Statement (the "Estimated Working Capital") is greater than $3,000,000, the Closing Consideration shall be increased by the difference between the Estimated Working Capital and $3,000,000, up to an amount not to exceed $1,000,000. If the amount of the Estimated Working Capital is less than

$3,000,000, the Closing Consideration shall be reduced by the difference between $3,000,000 and the Estimated Working Capital.

     (c) Poser shall prepare and deliver to the Sellers' Agent and Purchaser a "Final Working Capital Statement" on or before February 15, 1998. In preparing the Final Working Capital Statement, inventory shall be valued at the lesser of cost or market using FIFO in accordance with generally accepted accounting principles, applied on a consistent basis ("GAAP"), and shall be based upon an inventory taken by Poser (at its expense) and observed by Purchaser (at its expense) on or about December 31, 1997. The Final Working Capital Statement shall become final and binding on Sellers and Purchaser (in such instance, the "Final Closing Statement") unless either Purchaser or the Sellers' Agent, as the case may be, gives written notice to the other of its disagreement with respect to any matter contained therein ("Notice of Disagreement") within 10 days after the receipt thereof by each party. A Notice of Disagreement shall not be permitted unless the aggregate amount in dispute exceeds Ten Thousand Dollars ($10,000). A Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. For a period of 30 days after the delivery of the Notice of Disagreement, the Sellers' Agent and Purchaser shall attempt to resolve in writing all of their differences with respect to each matter specified in the Notice of Disagreement, in which case any such resolution shall be final and binding on the parties. If, at the end of such 30-day period, the Sellers' Agent and Purchaser have not resolved in writing all of their differences with respect to any such matter, then each unresolved matter ("Disputed Matter") shall be submitted to and reviewed by a neutral "big six" accounting firm mutually agreeable to the parties ("Neutral Accountants"). The Neutral Accountants shall consider only the Disputed Matters and shall act promptly to resolve in writing all Disputed Matters, and its decisions with respect to the Disputed Matters shall be final and binding on each of the Sellers and Purchaser; provided that, no such resolution of the Disputed Matter shall require payment of an amount greater than the highest amount or less than the lowest amount suggested for such resolution by either the Sellers' Agent or the Purchaser. The Neutral Accountants shall notify the Sellers' Agent and the Purchaser of its resolution of the Disputed Matters, and upon receipt thereof by the Accountant, the Accountant shall promptly prepare a final Working Capital Statement reflecting the resolution of all Disputed Matters promptly after such resolution (in such instance, the "Final Closing Statement") and shall deliver it to Purchaser and the Sellers' Agent.

     (d) Sellers and Purchaser shall each be responsible for and shall each pay one-half of the fees and expenses incurred in connection with the Neutral Accountants.

     (e) Within 10 days after receipt of the Final Closing Statement:

         (i) if the Working Capital as set forth in the Final Closing Statement is less than the Estimated Working Capital, Sellers shall pay to Purchaser the difference, plus interest as provided below, first by Sellers' Agent giving instructions to the Escrow Agent to distribute from any remaining Escrow Amount and then any unpaid difference shall be paid by Sellers to Purchaser on demand in immediately available funds.

          (ii) if the Working Capital as set forth in the Final Closing Statement is greater than the Estimated Working Capital, Purchaser shall pay to the Sellers' Agent for distribution to each party entitled to a portion thereof, the difference, plus the amount, if any, by which the Estimated Working Capital exceeded $4,000,000, plus interest as provided below in immediately available funds.

     (f) Any payment required to be made pursuant to this Section 1.6 shall be made together with simple interest thereon from the Closing Date to the date of payment at the annual rate (calculated on the basis of a 365-day year) equal to the prime rate published by The Wall Street Journal on the Closing Date.

     1.7  Transfer Taxes.  Any transfer taxes, stamp duties, filing fees,
          --------------
registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred by any Seller, Poser or any other party (other than Purchaser) in connection with the transfer of the Stock to Purchaser or in connection with any of the other transactions contemplated by this Agreement shall be borne and paid exclusively by the Sellers.

2.   REPRESENTATIONS AND WARRANTIES

     2.1  Representations and Warranties of Poser and the Sellers. The Sellers,
          -------------------------------------------------------
each for himself and not with respect to any other Seller, and Poser hereby jointly and severally represent and warrant to Purchaser as of the date of this Agreement and as of the Closing Date (except as may be consented to by Purchaser pursuant to Section 4.1 hereof) as follows:

     (a)  Due Organization. Good Standing and Power of Poser.  Poser is a
          --------------------------------------------------
     corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its business as it is now being conducted. The copies of Poser's (i) Certificate of Incorporation, and all amendments thereto, certified by the Secretary of State of the State of Delaware and (ii) bylaws and all amendments thereto, which have heretofore been delivered to Purchaser, are true, correct and complete. The list of the incumbent officers and directors of Poser furnished to Purchaser is true, correct and complete. Poser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, and each such jurisdiction has been specified on Schedule 2.1(a).

          (b) Due Authorization; Enforceability. The execution and delivery of
              ---------------------------------
     this Agreement and the Escrow Agreement and all other agreements, documents and instruments executed or to be executed by Poser and the Sellers pursuant to this Agreement (the "Related Documents"), and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action on the part of Poser and any Seller. This Agreement and the Related Documents to which Poser is a party have been, or will have been at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Poser. This Agreement and the Related Documents to which Poser is a party constitute or will upon due execution constitute the valid and legally binding obligations of Poser, enforceable in accordance with their terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally. Poser has all requisite corporate power and authority to enter into this Agreement and the Related Documents to which they are a party. Each Seller has full power and lawful authority, and is mentally competent and possesses the requisite legal capacity, to execute and deliver this Agreement and all Related Documents to which that Seller is a party, and to consummate and perform the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and all Related Documents to which that Seller is a party, and the consummation by each of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action (including corporate action) by each Seller. No further action of a Seller is required to authorize the execution and delivery of this Agreement or the Related Documents and the performance and consummation of the transactions contemplated hereby and thereby. This Agreement and each Related Document to which each of the Sellers is a party has been duly executed and delivered by the Sellers and is a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

           (c) Capitalization of Poser.
               -----------------------

               (i) The total authorized capital stock of Poser consists of 10,000 shares of common stock, par value $.01 per share, of which 1,011 shares, comprising the Stock, are issued and outstanding and 2,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock"), all of which shares are issued and outstanding. No shares of common stock of Poser are held in the treasury of Poser. All of the outstanding shares of common stock of Poser have been duly authorized and validly issued and are fully paid and non-assessable, and no person has any preemptive or preferential rights in respect thereof.

               (ii) At Closing, each Seller shall own beneficially and of record, and shall have good and, valid title to, the shares of common stock of Poser identified on Schedule 2 free and clear of any liens, pledges, charges, claims, options, voting agreements, rights of first refusal or any similar or other rights under any shareholders' agreement, proxies, trusts, security interests or encumbrances whatsoever (collectively "Liens"). The sale of the Stock contemplated hereby shall transfer to Purchaser good and valid title to all outstanding common stock of Poser.

               (iii) The certificates and other documents representing the Stock, and or endorsements thereof or stock powers or powers of attorney to be delivered therewith, are, and will be as delivered at the Closing, valid and genuine.

               (iv) After Closing, Poser shall not have outstanding or reserved for issuance any securities convertible into or exchangeable or exercisable for any shares of its capital stock, nor shall there be outstanding, reserved or authorized subscriptions, options, warrants, calls, rights, commitments, conversion or exchange rights, redemption or repurchase rights or any other agreements, understandings or arrangements of any character obligating Poser to issue or acquire any shares of its capital stock or any other securities convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, nor are there any agreements or understandings with respect to the voting of its capital stock. There are no buy-sell or cross-purchase agreements, options or rights of first refusal or first purchase agreements of any kind relating to any shares of Poser's capital stock. After giving effect to the sale of the Stock and the transactions contemplated hereby, the Stock will not be subject to any agreements or understandings with respect to the voting or transfer thereof. Poser owns no capital stock or other equity or ownership interest of any kind in, and does not control (directly or indirectly) the management or policies, any partnership, corporation, firm, joint venture, trust, association, firm, joint-stock company, unincorporated organization, or other entity.

               (v) Poser is not a party to nor is it bound by any agreement, contract, arrangement or understanding (i) giving any person or entity any interest in, or any right to share, participate in, or receive any portion of the revenues, income, profits, or assets of Poser, other than commissions paid to Poser sales personnel, or (ii) obligating Poser to distribute any portion of its income, profits or assets.

               (vi) Except as set forth on Schedule 2.1(c), Poser has no stock appreciation or similar rights plans in effect, and is not a party to any agreements, commitments or understandings with respect to any such plans.

               (vii) All of the issued and outstanding Preferred Stock shall be redeemed on or before the Closing Date, the cost of such redemption to be borne by the Sellers and deducted from the Consideration as provided under Section 1.3.

               (viii) Except as set forth on Schedule 2.1(c), Poser does not own, directly or indirectly, the capital stock (or other similar equity interests) of any other corporation, joint venture, partnership, limited liability company or other similar entity. Poser owns all of the issued and outstanding capital stock of the companies set forth on Schedule 2.1(c), free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option or right to purchase of any kind, proxy, voting agreement, voting trust, restriction on transferability, preemptive right or other Claim (as defined below) of any kind.

          (d) No Conflict Governmental Notices and Consents.  Except as set
              ---------------------------------------------
     forth in Schedule 2.1(d), to such Seller's knowledge neither the execution and delivery of the Operative Documents nor the consummation of the transactions contemplated thereby, nor compliance with or fulfillment of the terms and provisions thereof does or will:

               (i) conflict with, require any consent, waiver, approval, notice, authorization, or other action under, violate or result in a breach of, constitute a default under, accelerate or permit the acceleration of the performance required by, or give to others any right of termination or cancellation pursuant to, any of the terms, conditions, and provisions of:

                    (A) the Certificate of Incorporation or Bylaws of Poser,
               each as amended;

                    (B) any note, bond, debenture, mortgage, pledge agreement, deed of trust, indenture, security agreement, evidence of indebtedness, loan agreement, Patent, Proprietary Name, franchise, commitment, lease, license, or other contract, agreement, instrument or obligation to which Poser is a party, or by which any of Poser's properties or assets or any of the Stock may be bound or affected;

                    (C) any order, writ, injunction, judgment, award, or decree applicable to Poser, or to any of Poser's operations, properties or assets or any of the Stock; or

                    (D) regulation, operations, any foreign, national, state,
               local or other law, statute, rule, or ordinance applicable to Poser, or to any of Poser's properties or assets or any of the Stock;

          (ii) result in the creation or imposition of any lien, security interest, charge, claim or other encumbrance of any nature whatsoever on any of the properties or assets of Poser, or on any of the Stock; or

          (iii) require any consent, approval, authorization, order, or other action of or filing or registration with, or notice to, any court or any foreign, national, state, local or other governmental authority, agency, of lice, or other regulatory body having jurisdiction over Poser or any Seller, or any of the Poser's operations, properties or assets or any of the Stock.

     (e) Financial Statements.  True and correct copies of the audited balance
         --------------------
sheets of Poser as of December 31, 1994, 1995 and 1996 and for Poser Forms & Graphics, Inc. ("PFG") as of December 31, 1996 (the "December Balance Sheets") and the related audited statements of income and retained earnings and cash flows for each of the two years ended December 31, referred to above, and the related notes to such balance sheets and statements (the December Balance Sheets and such other statements and such notes thereto being referred to herein as the "December Financial Statements"), in each case, certified by Ernest & Young, independent certified public accountants, have been delivered to Purchaser. True and correct copies of the unaudited balance sheet of Poser as of September 30, 1997 (the "Interim Balance Sheet") and the related unaudited statements of income and retained earnings and cash flows for the nine-month period then ended and the related notes and schedules to such balance sheet and statements (the Interim Balance Sheet and such other statements and such notes and schedules thereto being referred to herein as the "Interim Financial Statements"), attached hereto as Schedule 2.1(e), have also been delivered to Purchaser. The December Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") were prepared in accordance with the books and records of Poser or PFG, as the case may be, and are complete and correct in all material respects and present fairly, in all material respects, the financial position, results of operations and cash flows of Poser or PFG, as the case may be, as of the dates and for the periods indicated, in each case in conformity with GAAP applied on a basis consistent throughout the periods involved, subject to normal year-end adjustments as to the Interim Financial Statements.

     (f) Books and Records.  The books and records of Poser (including without
         -----------------
limitation original copies of its Certificate of Incorporation, Bylaws and all amendments thereto, minute book, stock record book and stock certificate book) have been maintained in accordance with applicable legal and accounting requirements and reasonable business practices, reflect only valid, bona fide transactions, are complete and correct in all material respects and accurately reflect in all material respects, the basis for the financial condition and results of operations of Poser as set forth in the Financial Statements.

     (g) Liabilities: Notes and Accounts Receivable.
         ------------------------------------------

          (i) Except as set forth on Schedule 2.1(g), to the best of such Seller's or Poser's knowledge, there is no Claim (as defined below) debt, guaranty, liability or obligation of Poser of any nature, whether oral, written, accrued, absolute, contingent or otherwise, whether due or to become due and whether known or unknown, and there is no basis for the assertion against Poser of any such Claim, debt, guaranty, liability or obligation, except to the extent set forth or reserved against, in full, in the Interim Balance Sheets or incurred in the ordinary course of business since the date thereof.

          (ii) Except as set forth in Schedule 2.1(g), the accounts receivables and other assets of Poser which are classified as current assets on the Balance Sheet of Poser as of December 31, 1996 (the "1996 Balance Sheet") and the Interim Balance Sheet (collectively, the "Balance Sheets") were acquired in the ordinary course of business, and are stated in accordance with GAAP.

          (iii) To such Seller's knowledge, there is no event which has resulted or which may result in a Claim by, or which may entitle, any officer, director, employee or agent of Poser to indemnification under the provisions of the Certificate of Incorporation or other organizational documents of Poser, the Bylaws of Poser, any agreement or understanding or applicable state law, except as set forth on Schedule 2.1(g). No officer, shareholder, director, employee or agent of Poser has any agreement or understanding with Poser, or any interest in any property of Poser, tangible or intangible (including without limitation Patents or Proprietary Names) (defined below), or is indebted to Poser or is owed any money or property by Poser.

          (iv) All of Poser's long term debt, short term bank debt, capital lease obligations, obligations due in respect for preferred stock, amounts due in respect of stock appreciation rights and amounts due the holder of all warrants are set forth on Schedule 3.

     For purposes of this Agreement, "Claim" means any and all claims, demands, liabilities, causes of action, arbitration's, audits, hearings, investigations, litigation or suits, whether in contract, tort or otherwise, whether statutory and common law, whether civil, criminal, administrative, investigative, formal or informal, in law or in equity, whether known or unknown, fixed or contingent.

     (h)  Tax Returns; Tax Accruals.
          -------------------------

          (i) For purposes of this Agreement, "Taxes" in the plural and "Tax" in the singular shall refer to any and all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, but not limited to, any federal, state, local or foreign net income, gross income, gross receipts, unitary, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, but not limited to, taxes under section 59A of the Code), occupational, leasing, lease, fuel, customs, duties, capital stock, franchise, profits, withholding, Social Security, unemployment, disability, ad valorem, real property, personal property (tangible and intangible), sales, use, transfer, registration, value added, alternative or minimum, estimated, or any other kind of tax whatsoever, including the recapture of any tax items, and including any interest, addition, penalty or other associated charge thereto, whether disputed or not.

          (ii) Except as set forth in Schedule 2.1(h), to such Seller's knowledge none of the United States federal income tax returns, state income tax returns, foreign tax returns, and franchise tax returns, of Poser and all predecessor corporations, if any, have been audited by the Internal Revenue Service (the "IRS") or the state, foreign or other taxing authorities having jurisdiction, respectively. All amounts, including any interest, penalties, assessments, deficiencies, fines and other charges which have been asserted to be payable as a result of such audits or payable by notice to Poser, and all predecessor corporations, if any, have been paid. To such Seller's knowledge, no waivers of statutes of limitation are in effect with respect to any United States federal income, employment or excise taxes, or state income or franchise taxes, for Poser or any predecessor corporations.

          (iii) To such Seller's knowledge, all United States federal, territorial, state and local, as well as all foreign, national, provincial and local, tax and other returns and reports that were required to be filed for all Taxes (including employment and withholding taxes) have been accurately prepared and duly and timely filed and reflect or will reflect the liability of Poser for Taxes in all material respects, and all Taxes of Poser shown thereby to be payable have been paid or will be paid when due. For federal income tax purposes, Poser has properly filed an IRS Form 1120 as a regular corporation. To the extent the Poser's liabilities for Taxes and all governmental penalties, interest and fines (collectively, "Other Charges") have not been fully discharged, adequate reserves have been established, in accordance with generally accepted accounting principles, in the Financial Statements, except as otherwise set forth in Schedule 2.1(h) or incurred since the date thereof in the ordinary course of business. Except as set forth in Schedule 2.l(h), there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns by Poser. Poser has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same to the proper tax receiving officers.

          (iii) Poser has not received notice of any tax deficiency, assessment, proposed adjustment or liability for Taxes, or for Other Charges in respect thereof, for or in respect of any period or periods up to and including the Closing Date, except to the extent such liability is reflected in the Financial Statements or relates to or arises out of operations after the date of the Financial Statements and is reserved on the books of Poser in accordance with generally accepted accounting principles.

          (vi) To such Seller's knowledge, no Claim or assertion has been made against Poser by any Tax authority in any jurisdiction in which no Tax Return has been filed by Poser that Poser or any predecessor corporation is or may be subject to taxation of any sort in such jurisdiction or otherwise is required to file a Tax Return in such jurisdiction.

          (v) To such Seller's knowledge, there are no Tax liens or other security interests or encumbrances of any type resulting from Tax liabilities on any of the assets of Poser or any predecessor corporation, except for those arising out of property and ad valorem Taxes not yet due and payable.

          (vi) Poser has employed a permissible method of Tax accounting, validly elected for each taxable period ending on or prior to the Closing Date, has not changed, or requested to be permitted to change, any material method of Tax accounting.

          (vii) To such Seller's knowledge, Poser has not (A) filed a consent under Section 341(f) of the Code concerning collapsible corporations, (B) made any payments, is obligated to make any payments, or is a party to any agreement that will render it (or the payor of compensation under the agreement) subject to the provision of Section 280G of the Code regarding payments as a result of a change in control or (C) been a United States real property holding company within the meaning of section 897(c)(2) of the Code.

          (viii) To such Seller's knowledge, Poser is not presently included in any consolidated federal income tax return of an affiliated group which includes any other corporation, and neither Poser or PFG is or has been a party to any agreement providing for the allocation of consolidated federal income tax liabilities for any period for which it was included in a consolidated federal income tax return of any such affiliated group.

     (i) Absence of Changes. Except as disclosed in the Interim Financial
         ------------------
Statements or Schedule 2.1 (i), there has not been since the date of the December Financial Statements:

          (i) any material change in the condition (financial or other), properties, assets, liabilities, business or prospects of Poser, except normal and usual changes in the ordinary course of business;

          (ii) any material damage, destruction or loss (whether or not covered by insurance) affecting the properties, assets, liabilities, business or prospects of Poser;

          (iii) any change in the financial or tax accounting methods, principles, procedures, or practices (including but not limited to depreciation, amortization or inventory valuation policies or rates) followed by Poser;

          (iv) any settlement, release or forgiveness of any claim or litigation or waiver of any right by Poser, other than the settlement of trade accounts and disputes in the ordinary course of business;

          (v) any declaration, setting aside, or payment of, any dividend or other distribution on or in respect of Shares, or any direct or indirect redemption, retirement, purchase or other acquisition of any such shares; provided, however, payments have been made to the holders of stock appreciation rights;

          (vi) any sale, lease, assignment, license, transfer, distribution, abandonment or other disposition of any interest in any property of Poser, or any agreement or proposal with respect thereto except for those in the ordinary course of business of Poser;

          (vii) any increase in the amount of fees, salaries, bonuses, or other compensation paid, payable, or to become payable by Poser to any of its directors, consultants, or agents, or any agreement or proposal with respect thereto;

          (viii) the commencement of providing, or any increase in, benefits by Poser under any bonus, insurance, pension or other employee benefit plan;

          (ix) the occurrence of any transaction or event in which Poser proposed, entered into or adopted any new benefit plan for its employees;

          (x) any consulting, or collective bargaining agreement entered into by Poser with any person or group;

          (xi) any extraordinary loss or losses (as defined in Opinions Nos. 9 and 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants and Statement No. 16 of the Financial Accounting Standards Board and any amendments or interpretations thereof) suffered by Poser, or any waiver by it of any right or rights which, individually or in the aggregate, have had a material adverse effect;

          (xii) the incurrence by Poser of any indebtedness, obligation, or liability exceeding, individually, $50,000 (whether direct or indirect, and including without limitation indebtedness for borrowed money, absolute and contingent lease obligations, purchases on a credit or installment basis, assumptions, guaranties and endorsements), other than obligations incurred in the ordinary course of business, obligations identified on Schedule 3, and obligations incurred to Fleet Capital Corporation under the revolving line of credit;

          (xiii) any payment by Poser of any indebtedness, obligation or liability (whether direct or indirect, fixed or contingent, secured or unsecured, or otherwise), except payment of (A) amounts due in accordance with regularly scheduled maturities set forth in notes, installment sale contracts, or other evidences of indebtedness which were in existence prior to the date of the Financial Statements and (B) other normal operating expenses and obligations arising in the ordinary course of business and in accordance with past practices consistently applied;

          (xiv) any capital expenditures made by Poser, or any agreement or commitment by Poser to make capital expenditures for additions to property, plant or equipment, except for expenditures, agreements and commitments not exceeding, individually, $50,000;

          (xv) any lien, security interest, or other encumbrance or claim created on or arising with respect to any property or assets of Poser, other than in accordance with this Agreement;

          (xvi) any failure of Poser to pay or discharge any current liability when it became due and payable;

          (xvii) the occurrence of any transaction or event in which any material rights or claims of Poser were forgiven, compromised, canceled, released, waived, or permitted to lapse, except as contemplated by this Agreement;

          (xvii) the occurrence of any transaction or event in which Poser entered into, modified, renewed, extended, or terminated any material lease, contract, agreement, transaction or commitment other than (A) as expressly permitted by the terms of this Agreement, or (B) in the ordinary course of business and in accordance with past practices consistently applied;

          (xix) the occurrence of any event in which the book value of any material amount of the assets of Poser has been written up, written down, or written off; or

          (xx) any other action taken by Poser that was not (A) in the ordinary course of business or (B) in accordance with past practices consistently applied.

     (j) Patents. Etc.  To such Seller's knowledge:
         ------------

          (i) Schedule 2.1(j) lists all U.S. and foreign patents, patent applications, or licenses, or agreements (A) which Poser owns or in which Poser has any proprietary interest or (B) which are used in any way in, or are necessary for, the conduct of the Poser's business as it is presently conducted or may be conducted in the United States or in any foreign country (collectively, "Patents"), true and complete copies of which have been heretofore delivered to Purchaser by Poser. Except as set forth in
     Schedule 2.1(j), such Patents are owned by Poser. Poser has, and will continue to have, the right to use the Patents, as well as any inventions, processes, know-how, technology, trade secrets or proprietary information necessary to conduct the Poser's business as it is presently conducted. For the conduct of the Poser's business as now conducted (and as it presently proposed to be conducted), no right, license, consent or other agreement is required with respect to any patent, invention, design, process, know-how, proprietary information, technology, trade secret, or the like, other than those listed or described in Schedule 2.1 (j).

           (ii) All Patents are valid and in force, and all patent applications listed in Schedule 2.1(j) are pending and in good standing, all without challenge of any kind. Poser does not have any knowledge that any such challenge will hereafter be commenced or that any party has any basis for provoking or initiating an interference, conflict or opposition proceeding with respect to any patent property held or used by others anywhere. To its knowledge, Poser is not infringing upon or otherwise acting adversely to any patents or licenses owned by any other person and, except as disclosed in Schedule 2.1(j), there is no claim or action by any such person pending, or to the knowledge of Poser threatened, with respect thereto. No Patent is subject to any outstanding adverse order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency or, to the best of Poser's knowledge, being infringed by others or being used by others, except pursuant to a license specified in Schedule 2.1(j). None of the rights of Poser under any of the Patents will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Poser thereunder will be enforceable immediately after the Closing without the consent or agreement of any other party, except consents and agreements specifically described in Schedule 2.1(j).

     (k) Proprietary Names.  To such Seller's knowledge:
         -----------------

          (i) Schedule 2.1 (k) lists all trademarks, service marks, trade names, brand names or the like, whether registered or unregistered, or licenses or rights to use same, and registrations, copyrights and applications for registrations of copyrights for same used by Poser in the conduct of its business as presently conducted (collectively, "Proprietary Names"), true and complete copies of which have been heretofore delivered to Purchaser by Poser. Except as set forth in Schedule 2.1 (k), such Proprietary Names are owned by Poser. Poser has, and will continue to have, the right to use the Proprietary Names in the conduct of its business. For the conduct of the Poser's business as now conducted and its continuation hereafter, no right, license, consent, or other agreement is or will be required with respect to any Proprietary Name other than those listed or described in Schedule 2.1 (k).

          (ii) All registrations for the Proprietary Names are valid and in force, and all applications for such registrations are pending and in good standing, all without challenge of any kind. Poser does not have any knowledge that any such challenge will hereafter be commenced or that Poser has or will have any basis for provoking or initiating an opposition, cancellation, nullification, interference, conflict or concurrent use proceeding with respect to any trademark, service mark, trade name, brand name, copyright or the like held or used by others anywhere. To its knowledge, Poser is not infringing upon or otherwise acting adversely to any trademarks, service marks, trade names, brand names or the like, whether registered or unregistered, owned by any other person and, except as disclosed in Schedule 2.1(k), there is no Claim or action by any such person pending, or threatened in writing, with respect thereto. To the best of its knowledge, no Proprietary Name is subject to any outstanding adverse order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency or, to the best of Poser's knowledge, being infringed upon by others or being used by others. None of the rights of Poser to the Proprietary Names will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Poser thereunder will be enforceable immediately after the Closing without the consent or agreement of any other party, except consents and agreements specifically described in Schedule 2.1(k).

     (l) Governmental Permits.  To such Seller's knowledge, Poser has all
         --------------------
material governmental licenses, permits, approvals, authorizations, exemptions, registrations, variances, rights-of-way, franchises, privileges, immunities, grants, ordinances, classifications and certificates including, without limitation, all foreign, federal, state and local regulatory agency approvals and registrations (collectively, "Permits") necessary to conduct its operations in the manner in which they have been and are being conducted. To such Seller's knowledge, all Permits are valid, in full force and effect and, to the best of Poser's knowledge, there does not exist under any of them any default or violation, or event which, with notice or lapse of time or both, would constitute any default or violation. To such Seller's knowledge, none of the rights of Poser under any Permits will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Poser thereunder will be enforceable after the Closing without the consent or agreement of any party. None of such Permits have been, or, are threatened in writing to be, revoked, canceled, suspended or modified.

     (m)   Employee Benefits.
           -----------------

          (i) Except as set forth on Schedule 2.1 (m), there are no pension plans, profit sharing plans, or any retirement, stock option, stock purchase, incentive, bonus, life, medical, vision, health, disability or accident plans, deferred compensation plans, or other employee compensation or benefit plans, agreements, policies, contracts, arrangements or commitments, including without limitation, severance agreements, holiday, vacation or other similar matters, other "employee welfare benefit plans" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and "employee pension benefit plans" (as defined in Section 3(2) of ERISA, except as set forth on Schedule 2.1(m)), relating to of ricers or employees (including former officers or employees) of Poser, who perform services to, in the name of or for the benefit of Poser or its business ("Employees") (collectively the "Plans" and individually a "Plan"). Schedule 2.1 (m) (i) identifies each Plan which is a defined benefit plan as defined in Section 3(35) of ERISA (a "Defined Benefit Plan"), and (ii) identifies each of the Plans which purports to be a tax-qualified plan under Section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), and identifies any trust funding any of such plans which purports to be a tax exempt trust under Section 501 (c)(9) of the Code. Neither Poser nor any affiliate thereof is or ever has been obligated to contribute to any "multi-employer plan" within the meaning of Section 4001 (a)(3) of ERISA (a "Multiemployer Plan"). Poser has not incurred nor will Poser incur, as a result of the transactions contemplated by this Agreement, any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 and 4204 of ERISA to any Multiemployer Plan. Upon a complete withdrawal or a partial withdrawal (as those terms are defined in Section 4203 and 4205, respectively, of ERISA) from a Multiemployer Plan occurring on or before the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the Closing Date Poser will not have been subject to withdrawal liability under Title IV, Subtitle E, Part 1 of ERISA and, to the best of Sellers' knowledge, there has been no material change in the financial condition of any Multiemployer Plan that would result in the imposition of such liability due to such complete or partial withdrawal on or before the Closing Date. Poser has delivered, or will deliver at least 15 days prior to the Closing, to Purchaser the following documents as in effect on the date hereof:

               (A) true, correct and complete copies of each Plan, including all amendments thereto, which is an employee pension benefit or welfare benefit plan (within the meaning of Section 3(1) or 3(2) of ERISA), and in the case of any unwritten Plans, descriptions thereto; and

               (B) with respect to any Plans or Plan amendments described in the foregoing clause (A), (i) the most recent determination letter issued by the IRS after September 1, 1974, if any, (ii) all trust agreements or other funding agreements, including insurance contracts, (iii) with respect to each Defined Benefit Plan, all notices of intent to terminate any such Plan and all notices of reportable events with respect to any such Plan as to which the Pension Benefit Guaranty Corporation ("PBGC") has not waived the thirty (30) day notice ACT requirement, and (iv) the most recent actuarial valuations, annual reports, summary plan descriptions, summaries of material modifications and summary annual reports, if any.

          (ii) The Plans each comply in all material respects with all other applicable laws (including, without limitation, ERISA, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the Omnibus Budget Reconciliation Act of 1986, the Consolidated Budget Reconciliation Act of 1986, and the Omnibus Budget Reconciliation Act of
     1987) of the United States and any applicable collective bargaining agreement. Other than claims for benefits submitted by participants or beneficiaries or appeals from denial thereof, there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or threatened in writing against any Plan.

          (iii) With respect to any Plan, no prohibited transaction (within the meaning of Section 406 of ERISA and/or Section 4975 of the Code) exists which could subject Poser or Purchaser to any material liability or civil penalty assessed pursuant to Section 501(i) of ERISA or a material Tax imposed by Section 4975 of the Code. Neither Poser, nor any of its respective affiliates, nor any administrator or fiduciary of any Plan or agent of any administrator or fiduciary of any Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which will subject Poser to any liability for a breach of a fiduciary or other duty under ERISA or any other applicable law. The transactions contemplated by the Operative Documents will not constitute or cause any prohibited transaction.

          (iv) No Defined Benefit Plan has been terminated or partially terminated after September 1, 1974.

          (v) All filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by ERISA or the Code have been timely provided.

          (vi) All contributions made to or accrued with respect to all Plans are deductible under Section 404 or 162 of the Code. No amounts, nor any assets of any Plan are subject to tax as unrelated business taxable income under Section 511, 512, or 419A of the Code.

          (vii) No facts exist which could result in a material increase in premium costs of Plans for which benefits are insured or a material increase in benefit costs of Plans which provide self-insured benefits.

          (viii) No Plan provides (or has any obligation or commitment to provide) health, medical, disability, life or other similar benefits with respect to any current or former employees (or beneficiary thereof) of Poser beyond their retirement or other termination of service (other than coverage mandated by Title I, Subtitle B. Part 6 of ERISA, which coverage is fully paid by the former employee or his dependents)

          (ix) No Plan amendments have been adopted nor will any such amendments be adopted prior to the Closing Date except as may be necessary for compliance purposes with the Code or ERISA and there is no arrangement, commitment or understanding to create any additional plan which would constitute at Plan or increase the rate of benefit accrual or contribution requirement under any of the Plans or modify, change or terminate any existing Plan.

          (x) Poser is not a member of any "controlled group" of organizations (as defined in Sections 414(b), (c), (m) or (o) of the Code) that includes any organization other than Poser which sponsors or maintains any employee benefit plan within the meaning of Section 3(3) of ERISA which under Title IV of ERISA or any section of the Code or ERISA would subject Purchaser or Poser or any of their respective employee benefit plans or the fiduciaries thereof or their respective assets to any taxes, encumbrances, penalties or other liabilities.

          (xi) Poser has complied in all material respects with all notice and continuation coverage requirements applicable to group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to all medical and health benefits provided by Poser that are subject to COBRA.

     (n) Employment Agreements and Labor Relations.
         -----------------------------------------

          (i) Poser has no employment contracts with any employees other than those employment contracts listed in Schedule 2.1(n)(i).

          (ii) There exist no collective bargaining agreements or other labor union contracts applicable to any employees of Poser other than those contracts listed on Schedule 2.1 (n)(ii), and no other agreement or contract has been requested by any group of employees of Poser, nor has there been any discussion by management of Poser with any group of employees or representatives of any groups of employees of Poser other than as listed on Schedule 2.1 (n)(ii). Poser has not received any written notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof, nor have any current union representation questions, charges or claims involving any of the employees of Poser.

          (iii) Poser is not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of a labor union or association as the exclusive bargaining agent for any group or groups of employees of Poser. There is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of Poser.

          (iv) There are no strikes, work stoppages, proposed plant closings, work slowdowns, or lockouts or, to such Seller's knowledge, any threats thereof; by or with respect to any of the employees of Poser. To such Seller's knowledge, there have been no labor disputes, strikes, slowdowns, work stoppages, lockouts, plant closings or similar matters involving employees of Poser.

          (v) To such Seller's knowledge, there are no pending grievances filed by employees of Poser within any collective bargaining unit or by representatives of employees within any collective bargaining unit. There are no arbitration decisions, settlement agreements, injunctions, consent decrees or conciliation agreements relating to employment matters which affect the Poser's business.

           (vi) Except as set forth on Schedule 2.1(n)(vi), to such Seller's knowledge there exist (A) no charges of discrimination or lawsuits involving alleged violations of any fair employment law, wage payment law or occupational safety and health law, (B) no threatened or pending litigation arising out of other employment-related law, whether federal, state or local, and (C) no threatened or pending litigation arising out of employment relationships, by any applicant, employee or former employee of Poser or any representative of any such person or persons. No charges or claims involving any of the facilities or employees of Poser are pending before any administrative agency, local, state or federal, and no lawsuits involving any of such facilities or employees are pending with respect to prohibited discrimination, wage practices and occupational safety, or any other form of unlawful employment practice or unfair labor practice.

          (vii) To such Seller's knowledge, Poser complies in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including, but without limitation, those relating to wages, hours, concerted activity, non-discrimination, occupational health and safety, family or medical leave, and the payment and withholding of taxes, and Poser has no accrued liability for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     (o) Property Rights.   All material equipment, real estate and leasehold
         ---------------
interests of Poser are accurately identified on Schedule 1 and Schedule 2.1 (o). To such Seller's knowledge, there have been no changes in the properties identified in Schedule 2.1(o) since September 30, 1997 that were not in the ordinary course of business. Poser owns or leases, directly or indirectly, all of the assets and properties, and is a party to all licenses and other agreements, in each case which are presently being used or are reasonably necessary to carry on the businesses and operations of Poser as presently conducted. Poser has good and marketable title to its properties, free and clear of all mortgages, liens, pledges, encumbrances, charges, agreements, claims, restrictions and defects of title except as indicated in Schedule 1, Schedule
2.1 (o) or reflected in the Financial Statements. To such Seller's knowledge, all real and tangible personal property held by Poser under lease is held under a valid and binding lease agreement that is in full force and effect. Poser is not in default, and no notice of alleged default has been received by Poser, under any such lease, and to the best of Poser's knowledge, no lessor is in default or alleged to be in default thereunder.

     (p) Plants Facilities and Equipment.  Except as set forth in Schedule 2.1
         -------------------------------
(p), all plants, facilities, buildings, offices, shops and other structures and all machinery, equipment, fixtures, vehicles, and other properties owned, leased or used by Poser (i) have been maintained in accordance with their normal maintenance practices which have not changed for the past 12 months and (ii) are adequate and sufficient for all operations conducted by Poser.

     (q) Insurance Policies. To such Seller's knowledge, Schedule 2.1 (q) sets
         ------------------
forth a list of all insurance policies, whether written by independent or affiliated insurance carriers, maintained by Poser, whether or not such policy lists Poser as a beneficiary (including without limitation, insurance providing benefits for employees) and a list of the most recent inspection reports, if any, received by Poser from insurance underwriters as to the condition of the properties and assets owned, leased, occupied or operated by Poser, copies of which policies and reports shall be delivered to Purchaser by Poser at least 15 days prior to Closing. Poser is not in default with respect to any such insurance policy, has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion and has not waived or released any rights thereunder. Poser has not received notice from any insurance carrier of the intention of such carrier to discontinue any insurance coverage afforded to Poser. To such Seller's knowledge, the insurance maintained by Poser is adequate in accordance with the standards of the industry in which Poser operates.

     (r) Material Contracts. Leases. To such Seller's knowledge, Schedule 2.1(r)
         --------------------------
accurately identifies all contracts, agreements, instruments and leases which are material to Poser including, without limitation, (i) contracts to which Poser is a party which provide, or could provide, for future payments, claims or obligations to or from Poser having a value of more than $50,000 per year and
(ii) contracts which may be performed beyond a date one year subsequent to the date of this Agreement (collectively, the "Contracts"), complete copies of which have been delivered to Purchaser by Poser. To such Seller's knowledge, except as set forth in Schedule 2.1(r), the transactions contemplated hereby may be consummated without the consent or approval of any person or party under any Contract, and all of the rights of Poser thereunder will be enforceable by Poser after the Closing, without the consent or agreement of any other party. Except as stated in Schedule 2.1(r), all Contracts for services are terminable by Poser on 30 days or less written notice without penalty. With respect to each of the Contracts, (i) each is valid, binding, and in full force and effect, (ii) each has not been amended or modified except as specified on Schedule 2.1(r), and
(iii) there is no material breach or default by Poser which has not been waived in writing by the other party to the contract, and (iv) no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder. Poser enjoys peaceful and undisturbed possession under all leases which are material to Poser. Except as set forth in Schedule 2.1 (r), Poser is not a party to any agreement, contract or covenant limiting the freedom of Poser, or any party contracting with Poser from competing in any line of business or with any person or entity in any geographic area.

     (s) Compliance With Laws. To such Seller's knowledge, except as set forth
         --------------------
in Schedule 2.1(s), no complaints, citations or notices of violation from any person have been received by Poser, and none are threatened in writing, that Poser is in violation of any foreign, national, state, local or other law, ordinance, regulation, writ, injunction, order or decree in relation to the properties, operations or the conduct of the Poser's business (including without limitation, safety and health, antitrust, consumer protection, labor, equal opportunity or discrimination laws, rules and regulations). Poser is not in material violation of, nor are any of its properties subject to, any Claim or liability, criminal or civil, arising out of any violation of, any such law, ordinance, regulation, writ, injunction, order or decree.

     (t) Powers of Attorney. To such Seller's knowledge, Poser does not have any
         ------------------
powers of attorney, whether tax or otherwise, or similar authorizations outstanding.

     (u) Untrue Statements.  Neither this Agreement (including the Schedules)
         -----------------
nor any certificate or document furnished or to be furnished by any Seller to Purchaser in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make such statements contained herein, or in any such certificate or document, not materially misleading. Such Seller has no actual knowledge, as of the date hereof, of any state of facts which will have a Material Adverse Effect (as defined in Section 13 below) on Poser or give rise to a Purchaser Indemnified Obligation (as defined below), except for such matters as have been disclosed in writing by Sellers to Purchaser or its representatives or are contained in one or more Schedules attached hereto.

     (v) Litigation. To such Seller's knowledge, Except as specifically set
         ----------
forth in Schedule 2.1 (v), there is (i) no material suit, proceeding, action or Claim pending or threatened in writing, (ii) no investigation or inquiry by any administrative agency or governmental body pending or threatened in writing and
(iii) no material legal, administrative or arbitration proceeding pending or threatened in writing, to which Poser is a party, or may result in a Claim against the property (or any portion thereof) of Poser, and, to Poser's knowledge, there is no basis or grounds for any such suit, action, Claim, investigation, inquiry or proceeding. Except as specified in such Schedule 2.1
(v), there is no outstanding order, writ, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against or affecting the capital stock, properties, business or prospects of the Poser's business.

     (w) Bank Accounts. To such Seller's knowledge, Schedule 2.1 (w) sets forth
         -------------
the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Poser maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     (x) Eminent Domain.  Poser has not received notice from any governmental
         --------------
authority of any pending proceedings to take all or any part of the properties of Poser (whether leased or owned) by condemnation or right of eminent domain, and no such proceedings are threatened in writing.

     (y) Inventory. To such Seller's knowledge, the inventory shown on the
         ---------
Financial Statements consists generally of items of a quantity and quality salable in the ordinary course of the Poser's business and is reasonably expected to be salable at values reasonably equivalent to the book values thereof or usable by Poser in the ordinary course of business. To such Seller's knowledge, the value of all items of obsolete materials and of materials below standard quality has been written down to realizable market value, or adequate reserves have been provided for such materials. The values at which such inventories are carried state the inventory at the lower of cost (cost being determined on first-in, first-out basis) or market in accordance with the Poser's normal valuation policy and in accordance with GAAP.

     (z) Environmental Matters. Without in any manner limiting any other
         ---------------------
representations and warranties set forth in this Agreement, except as set forth in Schedule 2.1(z);

          (i) Neither Poser, nor any real property or facility presently owned, leased or operated by Poser or, to such Seller's knowledge, any predecessor corporation or prior owner, operator or lessor of such property (a "Poser Site"), nor any of the other assets of Poser is in violation of, or is in non-compliance with any Environmental Laws (as defined below) in connection with the ownership, use, maintenance or operation of, or conduct of business related to Poser, any Poser Site or any of the other assets of Poser if such non-compliance would have a material adverse effect on Poser; and

          (ii) Without in any manner limiting the generality of (i) above:

               (A) except in accordance with Environmental Laws (including, without limitation, the obtaining of necessary Permits), no Materials of Environmental Concern (as defined below) have been used, generated, manufactured, stored or treated, or disposed of, landfilled or in any other way released (and no release is threatened), by Poser or during the period or during the period of Poser's ownership of any Poser Site, or to the knowledge of Poser, during any period prior to Poser's ownership, on or under any Poser Site, and to the knowledge of Poser, no Materials of Environmental Concern have been generated, manufactured, stored, treated or disposed of, landfilled or in any other way released (and no release is threatened), on, under, about or from any property adjacent to any Poser Site;

               (B) Poser has not received any notice that Poser is subject to and to Poser's knowledge, Poser is not now, subject to any (I) contingent liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment, whether on or off a Poser Site, or (II) reclamation or remediation requirements under Environmental Laws, or any reporting requirements related thereto;

               (C) Poser has not been named as a potentially responsible party under, and none of Poser Sites has been nominated or identified as a facility which is subject to an existing or potential claim under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or comparable Environmental Laws, and none of Poser Sites is subject to a Lien arising under any Environmental Laws;

               (D) Poser has all environmental and pollution control equipment necessary for compliance with all Environmental Laws (including, without limitation, all applicable Permits) and operation of Poser's business as it is presently conducted;

               (E) there are no underground storage tanks (as defined under Environmental Laws) located under any Poser Site;

               (F) Poser has not received any notices of any violation of, noncompliance with, or remedial obligation under, Environmental Laws, relating to the ownership, use, maintenance, operation of, or conduct of business related to, any Poser Site or assets of Poser, nor to Poser's knowledge is there any basis for any of the foregoing;

               (G) there are no writs, injunctions, decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or, to the knowledge of Poser, threatened in writing, relating to the ownership, use, maintenance, operation of, or conduct of business related to, any Poser Site or fassets of Poser, nor is there any basis for any of the foregoing; and

               (H) there are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which Poser has agreed to, assumed or retained, by contract, operation of law or otherwise. As used in this Agreement, (i) "Materials of Environmental Concern" shall mean any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product, commercial product or other substance which is listed, regulated or designated as toxic or hazardous (or words of similar meaning and regulatory effect), or with respect to which remedial obligations may be imposed, under any Environmental Laws, and (ii) "Environmental Laws" means any applicable federal, state, or local laws, rules, or regulations, relating to pollution or environmental matters.

          (aa) Absence of Certain Business Practices. To such Seller's
               -------------------------------------
     knowledge, neither Poser nor any officer or director of Poser, nor any employee, agent or representative, of Poser has made, directly or indirectly, with respect to the business of Poser, any illegal political contributions, payments from corporate funds not recorded on the books and records of Poser, payments from corporate funds that were falsely recorded on the books and records of Poser, payments from corporate funds to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions or illegal payments from corporate funds to obtain or retain business.

          (bb) Corporate Name.  To the best of Poser's knowledge, the use of the
               --------------
     corporate name of Poser does not infringe any right of any third party nor is it confusingly similar with the corporate name of any third party. After the Closing Date, no person or business entity other than Poser or Purchaser will be authorized directly or indirectly to use the corporate name of Poser or any name deceptively or confusingly similar thereto.

          (cc) Customers and Suppliers.  Schedule 2.1 (cc) sets forth (i) a true
               -----------------------
     and correct list of (A) the twenty-five largest customers of Poser in terms of sales during the fiscal year ended December 31, 1996, and (B) the twenty-five largest customers of Poser in term of sales during the six months ended June 30, 1997, showing the approximate total sales to each such customer during each of such periods; (ii) a true and correct list of
     (A) the ten largest suppliers of Poser in terms of purchases during the fiscal year ended December 31 , 1 996 and (B) the ten largest suppliers of Poser in terms of purchases during the six months ended June 30, 1997, showing the approximate total purchases from each such supplier during such respective periods. Except as set forth on Schedule 2.1(cc), Poser has not received written notice, nor do Sellers have any knowledge, indicating that any of these customers or vendors intends to cease doing business with Poser or substantially alter the amount of the business that it is presently doing with Poser.

          (dd)  Brokers and Finders.  Except as set forth on Schedule 2.1(dd),
                -------------------
     no person or entity is entitled to any brokerage commission, finder's fee or like payment in connection with the sale of the Stock to the Purchaser or any other transactions contemplated in this Agreement.

     2.2   Representations and Warranties of Purchaser.  Purchaser represents
           -------------------------------------------
and warrants to the Sellers as follows:

          (a)  Due Organization Good Standing and Power.  Purchaser is a
               ----------------------------------------
     corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has prerequisite corporate power and authority to own, hold and purchase the Stock and to enter into this Agreement and to perform its obligations hereunder.

          (b) Authorization and Validity of Agreement. The execution, delivery
              ---------------------------------------
     and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors. No other corporate action on the part of Purchaser is necessary for the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

          (c)  No Conflict.  Neither the execution and delivery of this
               -----------
     Agreement, nor any other agreement or instrument to be executed and delivered by Purchaser under this Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms and provisions hereof or thereof does or will (i) conflict with, violate or result in a breach of the terms, conditions or provisions of; or constitute a default under, or accelerate or permit the acceleration of the performance required by, the Certificate of Incorporation or bylaws, as amended, of Purchaser, or any contract, judgment, order, award or decree to which Purchaser is a party or is subject or by which it is bound or to which any of its assets is subject,
     (ii) require the approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or filing or registration therewith or notice thereto, (iii) result in the violation by Purchaser of any law, rule, regulation or order of any jurisdiction or (iv) require the consent, approval or authorization of any other person.

          (d) Investment Purposes.  Purchaser is acquiring the Stock for its own
              -------------------
     account for investment purposes and not with a view to or in connection with, any resale, transfer or distribution thereof. Purchaser has not entered into any contract, undertaking, agreement or arrangement providing for the resale, transfer or distribution of the Stock, nor has it made any proposal to or had any discussions with any person or entity with a view to entering into any such contract, undertaking, agreement or arrangement; provided, however, that Purchaser may effect or cause to be effected a corporate transaction involving Poser or Poser's property with Purchaser or an affiliate or affiliates of Purchaser.

          (e) Purchaser Capacity.  Purchaser has the financial ability to pay
              ------------------
     the Consideration without the necessity of obtaining additional approvals, consents or financing and Purchaser has obtained all consents and approvals necessary for Purchaser's consummation of the purchase of the Stock.

3.   MUTUAL COVENANTS OF THE PARTIES

     3.l  Press Releases.  Each party agrees that any press release or other
          --------------
public announcement regarding the transactions contemplated by this Agreement will be in a form mutually agreeable to the parties hereto; provided, however, that compliance with this Section 3. l shall not be required where management for Poser, Sellers, Purchaser, or any parent of Purchaser, as the case may be, is advised by its counsel that such release or announcement is required under applicable rule, law or regulation.

     3.2  Additional Agreements: Best Efforts. Cooperation.  Subject to the
          ------------------------------------------------
terms and conditions herein provided, Purchaser and each Seller shall each use commercially reasonable efforts (and the Sellers shall cause Poser) to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to satisfy the conditions of the other party's obligations hereunder, consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other party in connection with the foregoing, including, without limitation, (i) using commercially reasonable efforts to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts and (ii) using commercially reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state, local or foreign law or regulations (including any applicable laws and regulations pertaining to notices to creditors or employees), to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and filings and submissions of information required or requested by governmental authorities, including, without limitation, making such filings, furnishing such information and taking such other actions as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and in obtaining any waivers, approvals or termination of applicable waiting periods thereunder. Sellers and Purchaser agree to share equally in the cost of any fees payable in connection with any governmental filings or notices, including without limitation any filing fees under the HSR Act.

     3.3  Expenses.  The term "Sellers' Expenses" shall mean: (i) all fees,
          --------
costs and expenses of Donaldson, Lufkin & Jenrette in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby; (ii) all early termination or other prepayment fees and penalties to be paid by any of Purchaser, Poser or the Sellers in connection with the discharge of the Debt; (iii) all costs and expenses of the Sellers and Poser in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby including attorneys', accountants', investment banking, broker or other advisory fees; (iii) all other costs and expenses required to be borne by Sellers under the terms of this Agreement, including one-half the expense of filing the notification under the HSR Act;
(iv) all other fees and expenses of Sellers incurred in connection with or on behalf of Poser and not previously paid or reimbursed by Seller; in each case, only to the extent such costs, expenses, fees and/or penalties are not accrued for or represented as a payable on the Working Capital Statement at Closing. Except as specifically agreed otherwise herein, Sellers and Purchaser shall pay their own respective fees and expenses incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby, including the legal and accounting fees and expenses.

4.   COVENANTS OF POSER

     4. l  Conduct of Business.  From the date hereof until the Closing Date,
           -------------------
except as otherwise consented to by Purchaser in writing, Poser covenants and agrees that:

          (a) Maintain Business.  Poser shall conduct its business prior to the
              -----------------
     Closing Date substantially in accordance with present practices and policies, to maintain in effect all existing rights, contracts, insurance policies, and all other assets and properties thereof, to pay all claims and liabilities which are or become due, in accordance with existing practices, and, consistent with efficient and economical management, to preserve the Poser's good will and its respective business relationships with others.

          (b) Prohibited Transactions.  Poser shall not take or omit to take any
              -----------------------
     action, or omit any action Poser would take in the ordinary course of business consistent with past practices that would cause the representations and warranties set forth herein to become or remain untrue. During the period from the date of this Agreement through the Closing Date, the Sellers shall not, and shall cause Poser and its officers, directors, affiliates, employees, representatives and agents not to, directly or indirectly solicit, initiate and participate in any way in discussions or negotiations with, or provide any information or assistance to or enter into any agreement with, any person or entity or group of persons or entities (other than Purchaser, any corporation or entity controlling Purchaser, or any of their affiliates or representatives) concerning any acquisition of Poser, any securities of Poser or any part of the assets or properties of Poser outside the ordinary course of the Poser's business, or any merger, consolidation, liquidation, dissolution, or similar transaction involving Poser, or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing.

     4.2  Notice by Poser.  Poser will promptly give notice to Purchaser upon
          ---------------
becoming aware of the impending or threatened occurrence of any event which would cause any of the representations and warranties of Poser or the Sellers to become untrue, result in the failure of Seller to comply with any of their covenants or agreements, or result in the failure to satisfy any of the conditions to Purchaser's obligations hereunder and will cooperate with Purchaser in attempting promptly to remedy the same.

     4.3  Investigation; Confidentiality.
          ------------------------------

          (a) Investigation.  Poser shall (A) allow Purchaser and its
              -------------
     representatives to make such reasonable investigation of their business and condition as Purchaser or such representative(s) deem necessary or advisable and (B) permit Purchaser and its representatives to have full access to the premises and books and records of Poser during normal business hours and furnish such financial and operating data and other information as the party making the investigation shall reasonably request. Purchaser and its representatives shall have the right to make and take away copies of any of such books, records, data, and other information but shall maintain the confidentiality of any of the same it obtains under this
     Section 4.3.

          (b) Confidentiality. In connection with the transactions contemplated
              ---------------
     by this Agreement, all information furnished to a party will be kept confidential by such party and its associates, affiliates, agents, employees, consultants and advisors at all times prior to the Closing Date, and will not be used in any manner adverse to the furnishing party; provided, that if the transactions contemplated by this Agreement are not consummated, each Seller and Purchaser agree to remain bound by the provisions of this Section 4.3(b) for two (2) years following the date hereof. Each party will hold and will cause its associates, affiliates, agents, employees, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning another party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously available to the party to which it was furnished on a non-confidential basis prior to its disclosure, (ii) in the public domain or (iii) available on a non-confidential basis from a person or entity other than a person or entity not bound by any confidentiality agreement). Purchaser may release or disclose such information to its associates, affiliates, agents, employees, consultants and advisors in connection with this Agreement prior to the Closing Date or in the event the Closing does not occur only if such associates, affiliates, agents, employees, consultants and advisors are informed of the confidential nature of such information. Notwithstanding the foregoing, if a party has been requested or is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigate demand or similar process) to disclose any information, the party so being required will promptly notify the other parties so that such other parties may seek an appropriate protective order. Each party warrants that it will cooperate fully with the other parties in seeking such a protective order.


     4.4  No Additional Obligations.  Unless Purchaser shall otherwise agree in
          -------------------------
writing, Poser, prior to the Closing, shall not directly or indirectly enter into or modify any contract, agreement, commitment or arrangement for any liability or obligation of Poser (or any additional liability or obligation of Poser), incur any indebtedness for borrowed money, issue any debt security, advance any monies or property or incur any other indebtedness, liabilities or obligations except in the ordinary course of business and consistent with past practices.

     4.5  Updates.  Poser shall promptly deliver to Purchaser a supplement to
          -------
the Schedules promptly after Poser becomes aware of any event which changes any representation or warranty made by Poser or any Seller in this Agreement or any statement made in the Schedules or any supplement thereto.

     4.6  Capital Expenditures. Poser shall not make any capital expenditure
          --------------------
after the date hereof unless (i) Purchaser has consented in writing to such expenditure or (ii) Poser had committed to such expenditure prior to the date hereof.

     4.7  Compensation.  Poser shall not implement any increases in compensation
          ------------
for any employee other than in the ordinary course of business consistent with past practices, provided that, such increases shall in no event exceed the greater of 3% or $10,000 without Purchaser's consent.

5.   COVENANTS OF PURCHASER

     From the date hereof to and through the Closing Date, Purchaser will promptly give written notice to Seller in accordance with Article 11 upon becoming aware of the impending or threatened occurrence of any event which would cause any of the representations and warranties of Purchaser contained in this Agreement to become untrue, result in the failure of Purchaser to comply with any covenant or agreements, or result in the failure to satisfy any of the conditions to Purchaser's obligations hereunder and will cooperate with Seller and Poser in attempting promptly to remedy the same. In addition, in the event that the Closing does not occur for any reason, Purchaser shall not solicit for hire any employee of Poser for a period of one year from the date of this Agreement. Purchaser shall not give any notice of termination or non-renewal under any existing Employment Agreement prior to March 1, 1998. Purchaser shall not take any action or permit Poser to take any action which would adversely affect the insurance claim or indemnification set forth on Schedule 2.1(g).

6.   CONDITIONS PRECEDENT

     6.1  Conditions to Obligations of Purchaser. The obligations of Purchaser
          --------------------------------------
hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived:

          (a) Representations and Warranties True. The representations and
              -----------------------------------
     warranties of Poser and each Seller set forth in this Agreement (including the Schedules) shall be correct on the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except as may be contemplated by this Agreement or otherwise consented to by Purchaser pursuant to Section 4.1 hereof), except for such breaches, if any, as will not individually or in the aggregate have a Material Adverse Effect on Poser or the transactions contemplated hereby;

          (b) Covenants and Agreements Performed.  The covenants and agreements
              ----------------------------------
     of each Seller to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects;

          (c) Consents.  All material approvals, consents, authorizations,
              --------
     registrations or notifications, including without limitation those set forth on Schedule 2.1(r), shall have been obtained or made in connection with the transactions contemplated hereby;

          (d) No Litigation Concerning Agreement.  No action or proceeding shall
              ----------------------------------
     be pending (except for any action or proceeding instituted by or on behalf of a Seller) before any court or other governmental body by any person or authority seeking to restrain or prohibit the execution and delivery of this Agreement by a Seller or the consummation by a Seller of the transactions contemplated hereby;

          (e) Environmental Review Report. Purchaser shall have received, at
              ---------------------------
     Poser's expense, a Phase I environmental review report, prepared by Maxim Technologies, Inc., within the past year, for all properties upon which Poser operates a manufacturing facility; and

          (f) Documents to be Delivered by the Sellers.  The Sellers shall have
              ----------------------------------------
     delivered to Purchaser the following documents:

              (i) stock certificate(s) representing the Stock duly endorsed in blank or accompanied by duly executed stock powers with all signatures guaranteed, together with any stock transfers, stamps or receipts for any transfer taxes required to be paid thereon;

              (ii) written resignations effective at the Closing Date, of all officers and directors of Poser;

              (iii) the written general release executed as of the Closing Date by the Sellers, in form and substance reasonably satisfactory to Purchaser, releasing and discharging Poser, and its successors or assigns from any and all claims, counterclaims, set-offs, debts, demands, or chooses in action whatsoever, at law or in equity, known or unknown, which any Seller, or any of his successors or assigns have or may have against Poser, except for the obligations for indemnification, identified on Schedule 2.1 (g) and any obligations created under this Agreement;

              (iv) all corporate and other records of or applicable to Poser, including but not limited to, minute books, corporate seals, stock books and registers;

               (v) the opinion of counsel to certain of the Sellers, dated as of the Closing Date, addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel;

               (vi) copies of all consents obtained in order to consummate the transactions contemplated by this Agreement as required under Section 6.1(c) above;

               (vii) a certificate dated as of the Closing Date, executed by an authorized officer of Poser, to the effect that Poser is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) and that interests in Poser do not constitute United States real property interests by reason of Section 897(c)(1)(13) of the Code;

               (viii) a certificate of good standing issued by the Secretary of State of the State of Delaware dated within ten (10) days of the execution of this Agreement, evidencing the good standing of Poser through the Closing Date;

               (ix) the Payoff Letters signed by each holder of the Debt in such form as is reasonably acceptable to Purchaser;

               (x) Such other releases, redemption agreements, canceled notes or other instruments or documents from the obligees under the Other Obligations as may be reasonably requested by Purchaser to evidence full satisfaction of such Other Obligations upon payment or assumption by Purchaser at Closing; and

               (xi) a certificate executed by a duly authorized officer of Poser to the effect that the conditions contained in Sections 6.1(a) and (b) above have been complied with; provided that, in the event Sellers cannot provide such certificate, the parties will use their best efforts to resolve all matters which prevent either of such conditions to have not been satisfied.

          (g)  HSR Act.  All applicable waiting periods under the HSR Act
               -------
     relating to the transactions contemplated hereby having expired or been terminated.

          (h)  Escrow Agreement.  Purchaser, the Sellers and the Escrow Agent
               ----------------
     (as defined in the Escrow Agreement) having executed and delivered the Escrow Agreement

     6.2  Conditions to Obligations of Seller.  The obligations of Seller
          -----------------------------------
hereunder are satisfaction on or prior to the Closing Date of the following conditions unless

          (a) Representations and Warranties True. The representations and
              -----------------------------------
     warranties of Purchaser set forth in this Agreement shall be correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except as may be contemplated by this Agreement or otherwise consented to by the Sellers).

          (b) Covenants and Agreements Performed. The covenants and agreements
              ----------------------------------
     of Purchaser to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

          (c) No Litigation Concerning Agreement. No action or proceeding shall
              ----------------------------------
     be pending (except for any action or proceeding instituted by or on behalf of Purchaser) before any court or other governmental body by any person or authority seeking to restrain or prohibit the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

          (d) Documents to be Delivered by Purchaser.  Purchaser shall have
              --------------------------------------
     delivered to each Seller the following:

               (i) the Consideration, including the Working Capital, if applicable;

               (ii) copies of all consents obtained in order to consummate the transactions contemplated by this Agreement; and

               (iii) a certificate of good standing issued by the Secretary of State of Delaware dated within ten (10) days of the execution of this Agreement, evidencing the good standing of Purchaser through the Closing Date.

               (iv) a certificate executed by a duly authorized officer of Purchaser to the effect that the conditions contained in Sections 6.1(a) and (b) above have been complied with.

          (e)  HSR Act.  All applicable waiting periods under the HSR Act
               -------
     relating to the transactions contemplated hereby having expired or been terminated.

          (f)  Escrow Agreement.  Purchaser, the Sellers and the Escrow Agent
               ----------------
     (as defined in the Escrow Agreement) having executed and delivered the Escrow Agreement.

7.   TERMINATION

     7.1  Termination by Agreement. This Agreement may be terminated at any time
          ------------------------
prior to the Closing by the mutual written agreement of all of the Sellers and Purchaser.

     7.2  Termination by Either Party.  This Agreement may be terminated by
          ---------------------------
written notice by Purchaser to the Sellers' Agent or by the Sellers' Agent to the Purchaser, if a representation or warranty of the party to whom the notice is addressed shall become untrue so as to constitute a Material Adverse Effect on the party giving notice, or if any of the covenants or conditions of this Agreement to be complied with or performed, at or before the Closing, by the party to whom the notice is addressed shall not have been complied with or performed and such noncompliance or nonperformance results in a Material Adverse Effect on the party giving notice.

     7.3  Effects of Termination.  Under any such termination pursuant to this
          ----------------------
Article 7, neither Purchaser nor Seller shall have any further obligation (except for the confidentiality obligations of the parties under Section 4.3 or the obligation of the parties to bear expenses pursuant to Section 10 of this Agreement); provided. however, nothing herein shall relieve any party from
            -----------------
liability for any breach of this Agreement prior to such termination.

8.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY

     8.1  Survival.  All representations contained in this Agreement or in any
          --------
certificate or other instrument delivered by or on behalf of Sellers or Poser to Purchaser (including the Schedules) or Purchaser to Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby will be deemed to be representations, warranties or covenants, as the case may be, hereunder. All representations, warranties, covenants and agreements made by Purchaser or Sellers (representations of Poser shall be considered representatives of Sellers) in this Agreement (including, without limiting the generality of the foregoing, the agreements regarding indemnity set forth hereinbelow in this Article 8) or in the certificates or instruments delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of two (2) years except for (i) representations as to environmental matters, which shall survive for five (5) years and (ii) representations as to Tax liabilities, which shall survive for the period of the applicable statute of limitations; provided, however, Purchaser shall not make any claim under this Agreement, or otherwise, as a result of a misrepresentation or breach of covenant under this Agreement by a Seller, if Purchaser has actual knowledge of such misrepresentation or breach of covenant prior to the Closing;

     8.2  Indemnification of Purchaser.
          ----------------------------

          (a) Subject to the limitations and other provisions set forth herein (including, without limitation, the provisions of Section 8.3), each Seller, to the extent of his Pro Rata Share of the Indemnity Amount (as defined in Section 8.3(d) below), will jointly and severally, except for those Sellers listed on Schedule 8.2, who will severally and not jointly (except and only to the extent of their Pro Rata Share of the Escrow Amount, for which they shall be jointly and severally liable), indemnify and hold harmless Purchaser, its Affiliates and their respective lenders, and all of their respective officers, directors, stockholders, agents, representatives, consultants, employees and affiliates, and all of their respective heirs, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") from, against and in respect of the net amount (determined after deduction of the amount of any insurance proceeds recovered and net tax benefits realized, if any) of any and all losses or damages ("Losses") which exist or are incurred by any one or more of the Purchaser Indemnified Parties:

               (i) based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation, warranty, statement, certification, agreement or covenant made by Poser, the Sellers or any Seller in this Agreement, any Related Document or in the certificate delivered to Purchaser at Closing pursuant to Section 6.1, or in any Schedule hereto or thereto (except for representations concerning environmental matters, for which indemnity is provided exclusively under sub-section (v) below);

               (ii) paid by such Purchaser Indemnified Party based upon, resulting from or arising out of any Claim brought by any third-party against any Purchaser Indemnified Party based upon, resulting from, arising out of or concerning any event occurring, or fact or circumstance existing, relating to the operation of Poser prior to the Closing;

               (iii) paid by such Purchaser Indemnified Party based upon, resulting from or arising out of any Claim brought by any third-party against Poser based upon, resulting from, arising out of or concerning any event occurring, or fact or circumstance existing prior to the Closing, including without limitation those matters disclosed on
          Schedule 2.1(v) hereto;

               (iv) for the amount of any Taxes for periods ending on or before the Closing Date for which either Purchaser or Poser are liable to the extent that (A) such Taxes are not reflected on the Financial Statements of Poser and did not arise in the ordinary course of business after the date thereof, (B) such Taxes should have been but were not reflected in any return filed by Poser prior to the Closing,
          (C) such Taxes were required to be paid prior to the Closing and were not so paid, or (D) such Taxes result from the failure by Poser prior to the Closing to comply with any legal requirements relating to information reporting or withholding and payment over of taxes with respect to payments made to third parties;

               (v) paid by such Purchaser Indemnified Party and arising out of the cost of remediating under or complying with any Environmental Laws with respect to any of the properties now or previously owned, leased, used, occupied or contaminated by Poser or its predecessors (for Claims brought against Poser) if the materials or conditions requiring such remediation or compliance existed as of the Closing Date, to the extent that such materials or conditions were not disclosed to Purchaser in any Phase I or Phase II evaluation provided by the Sellers to Purchaser prior to the Closing Date; provided that, such disclosure shall not be effective to alleviate Sellers' liability hereunder if and to the extent that Sellers (or Poser, at Sellers' expense) did not or do not comply with any of the evaluative, remediation or compliance recommendations contained in any such Phase I or Phase II evaluation; provided further, that nothing contained in this Agreement shall be construed to limit Purchaser's ability to comply with any evaluative (with respect to owned real estate, only), remediation or compliance recommendations contained in any such Phase I or Phase II evaluation and to seek indemnification therefor hereunder if such evaluation, with respect to owned real estate, relates to a violation or potential violation of Environmental Law, or if such remediation or compliance relates to the cure of a violation of an Environmental Law; and

               (vi) any cost or expenses (including, without limitation, settlement costs and reasonable attorneys', accountants' and experts' fees and court costs) incurred by Purchaser Indemnified Parties in connection with any of the foregoing (including, without limitation, any reasonable cost or expense incurred by Purchaser Indemnified Parties in enforcing their rights pursuant to this Section 8.2).

     Each of the above is for purposes of this Agreement a "Purchaser Indemnified Obligation."

          (b) For purposes of this Agreement an "Affiliate" of a party means any company or entity that controls, is controlled by, or is under common control with, that party.

          (c) Claims for indemnification under Section 8.2(a) above may be made regardless of whether or not the matter giving rise to such claim would constitute a breach of a representation and warranty made in this Agreement, any Related Document, any Schedule hereto and thereto or any other written document. No Purchaser Indemnified Party shall be required to make any claim or demand against any particular Seller or any other person prior to the making of any claim or demand for indemnification or at any other time.

     8.3  Limitations on Indemnities of Sellers.
          -------------------------------------

          (a) Without limiting the effect of any other limitations set forth herein, and notwithstanding any inaccuracy or inaccuracies in any representation and warranty made herein, (and subject to certain provisions of the Escrow Agreement ) the Sellers shall not be liable to the Purchaser Indemnified Parties unless and until the aggregate amount of Purchaser Indemnified Obligations exceeds $100,000; provided that, the foregoing threshold on indemnity shall not apply to (i) those matters set forth on Schedule 2.1(v) or (ii) the actual cost of Purchaser's compliance with, or arising out of Poser's failure to comply with, any specific recommendation in any Phase I or Phase II environmental report delivered to Purchaser to the extent compliance with any evaluative recommendation, with respect to owned real estate, relates to a violation or potential violation of an Environmental Law, or of any remediation or compliance recommendation relates to the cure of a violation of an Environmental Law.

          (b) No payment shall be required to be made for a Purchaser Indemnified Obligation unless a notice of Asserted Liability (as defined below) with respect thereto has been delivered to the Sellers' Agent on or prior to the second anniversary of the Closing, except for any such notice with respect to environmental matters, which shall be delivered on or prior to the fifth anniversary of the Closing, and any such notice with respect to Taxes, which shall be delivered prior to the expiration of the statute of limitations applicable to any Claim arising in connection therewith.

          (c) The total amount of the payments that the Sellers can be required to make hereunder shall be limited in the aggregate to a maximum of $10,000,000 (the "Indemnity Amount"), and the Sellers' cumulative liability shall in no event exceed such amount. A Seller's Pro Rata Share of such Indemnity Amount shall be equal to that percentage of the Stock which such Seller owned on the Closing Date, as set forth on Schedule 2. The total amount of the payments that any particular Seller can be required to make hereunder shall be limited to such Seller's Pro Rata Share of the Indemnity Amount. No provision of this Agreement shall be construed to limit the liability of the Sellers to the Purchaser Indemnified Parties to the Escrow Amount.

          (d) The thresholds and limitations contained in this Section 8.3 and on the indemnity obligations of the Sellers shall not apply to any adjustments in the Purchase Price pursuant to Article 1 or to Losses arising out of (i) any breach of a representation or warranty of which Poser or any Seller (other than a Seller named on Schedule 8.2(a)) had knowledge at any time on or prior to the date on which such representation or warranty was made or (ii) any intentional breach of any covenant or obligation of any Seller (other than a Seller named on Schedule 8.2(a)) hereunder.

     8.4  Indemnification of Sellers.  Subject to the other provisions of this
          --------------------------
Article 8, Purchaser agrees to defend, indemnify, and hold each Seller and his respective heirs, successors and agents, harmless from and against, and promptly reimburse him for, any and all Losses without limit and without regard to the cause or causes thereof or the negligence of the Sellers arising out of or in connection with any breach of any representation, warranty, covenant, or agreement of Purchaser contained in this Agreement or any schedule or exhibit hereto (each a "Seller Indemnified Obligation").

     8.5  Limitations on Indemnities of Purchaser.
          ---------------------------------------

          (a) Without limiting the effect of any other limitations set forth herein, and notwithstanding any inaccuracy or inaccuracies in any representation and warranty made herein, (and subject to certain provisions of the Escrow Agreement) the Purchaser shall not be liable to the Sellers unless and until the aggregate amount of Seller Indemnified Obligations exceeds $100,000.

          (b) No payment shall be required to be made for a Seller Indemnified Obligation unless a notice of Asserted Liability (as defined below) with respect thereto has been delivered to the Purchaser on or prior to the third anniversary of the Closing.

          (c) The total amount of the payments that the Purchaser can be required to make hereunder shall be limited in the aggregate to a maximum of $10,000,000.

          (d) The thresholds and limitations contained in this Section 8.5 and on the indemnity obligations of the Purchaser shall not apply to any adjustments in the Purchase Price pursuant to Article 1 or to Losses arising out of (i) any breach of a representation or warranty of which the Purchaser had knowledge at any time on or prior to the date on which such representation or warranty was made or (ii) any intentional breach of any covenant or obligation of the Purchaser hereunder.

     8.6  Notice and Opportunity to Defend.
          --------------------------------

          (i) If any of the persons entitled to indemnification hereunder (the "Indemnitee") receives notice of any claim or commencement of any action or proceeding (an "Asserted Liability") with respect to which another person (the "Indemnitor") is obligated to provide indemnification pursuant to
     Section 8.2 or Section 8.3 hereof, the Indemnitee shall promptly give the Indemnitor notice thereof by certified mail, describing the Asserted Liability in reasonable detail and indicating the amount (which may be estimated) of the loss, expense, damage, liability, or obligation that has been or may be asserted by the Indemnitee against the Indemnitor.

          (ii) The failure of the Indemnitee to give such notice shall not result in a loss of the Indemnitee's right to indemnification under this
     Article 8 unless, and to the extent that, such failure prejudices the Indemnitor's ability to defend against the Asserted Liability.

          (iii) No settlement or compromise of an Asserted Liability may be made by the Indemnitee without the written consent of the Indemnitor.

          (iv) If the Indemnitor so elects, the Indemnitor, at the Indemnitor's expense, shall assume the defense of the Asserted Liability and shall have the right to settle or compromise the same, except that if the Indemnitee's counsel reasonably objects to such assumption on the ground that there may be legal defenses available to the Indemnitee that are different from or in addition to those available to the Indemnitor, then the Indemnitee shall have the right to employ separate counsel reasonably approved by the Indemnitor.

          (v) If the Indemnitor assumes the defense of the Asserted Liability, the Indemnitor shall not be liable for the fees and expenses of the Indemnitee's counsel incurred thereafter in connection with the Asserted Liability.

          (vi) In no event shall the Indemnitor be liable for the fees and expenses of more than one counsel for any, some or all Indemnities in any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, unless in the reasonable opinion of such counsel, there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two Indemnities.

     8.7  Limitation of Remedy.   Neither Purchaser nor any Seller shall make a
          --------------------
claim against the other arising out of a default under or breach of this Agreement except in accordance with and subject to, the provisions of Article 8 and neither Purchaser nor any Seller shall be liable for any consequential or punitive damages to the other.

     8.8  Subrogation.  To the extent that the Indemnifying Party makes or is
          -----------
required to make any indemnification payment to any Indemnified Party, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party affiliates may have against any other person with respect to any Damages, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnifying Party to use the name of the Indemnified Party and the names of the Indemnified Party's affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnified Party to perfect or exercise the Indemnifying Party's right of subrogation hereunder.

     8.9  Retention of Records.  From and after the date of this Agreement,
          --------------------
Purchaser shall preserve all books, records and other documents, materials and information relevant to the representations, warranties and covenants set forth in this Agreement until the later of three (3) years following the Closing Date or for such longer period as the rights of the parties hereunder may exist. At all times after the Closing Date, Purchaser shall give Sellers and Sellers' Agent reasonable access to such books, records and other documents, materials and information of Poser relating to the operation of Poser's Business up to and including the Closing Date.

9.   ACTIONS AFTER CLOSING DATE

     9.1  Further Assurances.  Each of the parties hereto hereby agrees that
          ------------------
after the Closing Date, such party shall from time to time, upon request of another party hereto, take or cause to be taken by the other party, as applicable (including without limitation the respective independent auditors of Purchaser or Poser), such further action as the other party may reasonably request to carry out the transactions contemplated by this Agreement, including assistance that may be needed by either of them in connection with the preparation of financial statements, regulatory filings and other similar matters.

     9.2  Files Possessed by Seller. On or after the Closing Date, each Seller
          -------------------------
shall transfer or cause to be transferred to Purchaser any files, books, records or other documents relating to the Poser's business which are possessed by that Seller and not possessed by Purchaser or Poser. Seller may make and retain copies (at their expense) of any of such files, books, records and documents transferred to Purchaser.

     9.3  Cooperation in Litigation Matters and Audits. Seller and Purchaser
          --------------------------------------------
shall cooperate with one another in good faith in connection with the defense by either of any suit, action, claim or proceeding, or in connection with an audit or request for information by any taxing authority, arising out of he conduct of the Poser's business prior to or after the Closing. Such cooperation shall include, at the expense of the requesting party, supplying such factual and technical information as one party shall possess and another may reasonably require in connection with any such defense. audit or request for information or to respond to discovery proceedings in any such suit, action, claim or proceeding. No party, however, shall be required to cooperate if such cooperation would prejudice the rights of the party called upon to provide information. Payment of expenses hereunder shall be limited to out-of-pocket expenses, including wages and salaries, reasonably incurred.

10.  NONSOLICITATION AND PROTECTION OF TRADE SECRETS

     Each Seller agrees that, during the period from the Closing Date until the latter of (i) the third anniversary of the Closing Date or (ii) the second anniversary of the separation from employment of such Seller by Poser or Purchaser (the "Protective Period"), such Seller will not copy, transmit, divulge, disclose or otherwise use any Confidential Information (as defined below) for the purpose of engaging in a Competitive Business (as defined below). "Confidential Information" includes all proprietary information concerning the business and affairs of Poser and/or the Purchaser, including all trade secrets, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the Uniform Trade Secrets Act or other applicable law. "Competitive Business" means any entity that engages in or owns, invests in, manages or controls or provides services to any venture or enterprise engaged in the business forms manufacturing or printing business or other businesses that are similar to, may be used as substitutes for, are in competition with or may detract from any of the businesses engaged in by Poser. During the Protective Period, no Seller shall, directly or indirectly, induce or attempt to induce or aid others in inducing an employee of Poser or the Purchaser to leave the employ of Poser or the Purchaser, or in any way interfere with the relationship between Poser or the Purchaser and an employee of Poser or the Purchaser.

11.  NOTICES

     Any notice, approval or other communication required or permitted under this Agreement shall be effective only if it is in writing when delivered personally or by overnight delivery service, telex, telecopy or registered or certified mail, postage prepaid (unless otherwise required by this Agreement), addressed as follows:

If to Purchaser, addressed to:

     Mail-Well I Corporation
     23 Inverness Way East
     Englewood, CO  80112
     Attention:  Chief Executive Officer

and a copy to:

     Mail-Well, Inc.
     23 Inverness Way East
     Englewood, CO  80112
     Attention:  General Counsel

     If to the Seller, addressed to the Sellers at the addresses identified on
Schedule 2 or such other address as Purchaser or any Seller may designate by notice to the other. Any such notice, approval or other communication shall be deemed to have been given as of the date so transmitted to Sellers or Purchaser.

12.  PARTIES IN INTEREST AND ASSIGNMENT

     This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of each Seller hereunder shall not be terminated by operation of law, whether by the death, disability or incapacity of that Seller or the occurrence of any other event. If any Seller should die, become disabled or incapacitated or if any other event should occur before the delivery of the Stock hereunder, certificate(s) of the Stock shall be delivered by Seller's heirs or legal representatives in accordance with the terms and conditions of this Agreement. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto (or their respective successors or permitted assigns), and no person, firm, corporation or association other than the parties hereto or the successors or permitted assigns of any of them shall acquire or have any right under or by virtue of this Agreement. Except as expressly set forth above in this Section 12, this Agreement cannot be assigned, amended or modified except by a written agreement executed by the parties hereto; provided.
                                                                       ---------
however, that this Agreement may be assigned by Purchaser to any corporation or
-------
entity controlling Purchaser or any direct or indirect wholly-owned subsidiary of any corporation or entity controlling Purchaser, or to any Affiliate of Purchaser, provided that Purchaser shall continue to be bound by this Agreement after such assignment.

13.  MATERIALITY

     For purposes of this Agreement, a contract, obligation, liability, transaction, change, breach, encumbrance, proceeding or other matter or event shall not be deemed "material" if the monetary amount involved is less than $25,000 individually or in the aggregate. A "Material Adverse Effect" is any adverse effect on the business, operations, assets or financial condition or results of a company unless the effect can reasonably be expected to result in less than a $100,000 effect on the financial condition or results of operation of such company or the effect is due to general changes in the economy or the business that company is in generally.

14.  HEADINGS

     The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15.  GOVERNING LAW

     THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

16. COUNTERPARTS

     This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. ARBITRATION

     If at any time during the term of this Agreement, any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter, agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof. Such Arbitration shall be conducted in Columbus, Ohio or such other location as the parties thereto shall mutually agree.

18.  ENTIRE AGREEMENT; AMENDMENTS; WAIVER; SEVERABILITY; GENDER

     This Agreement and the Schedules attached hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party which is not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     The failure of any party at any time to require performance of provision hereof shall in no manner affect the right at a later time to enforce the same. Notice by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. In the event that any provision in this Agreement shall be determined to he invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.


Whenever the context so requires, the masculine shall include the feminine and neuter, and conversely.

[The remainder of this page intentionally left blank]

19. SCHEDULES. The following schedules are attached to, incorporated and made a part of this Agreement:

     Schedules
          Schedule 1           Facilities/Locations
          Schedule 1.6         Computation of Working Capital
          Schedule 2           Ownership of Poser Stock
          Schedule 2.1 (a)     Jurisdiction
          Schedule 2.1 (c)     Capitalization of Poser
          Schedule 2.1 (d)     No Conflict; Governmental Notices and Consents
          Schedule 2.l (e)     Interim Financial Statements
          Schedule 2.1 (g)     Liabilities, Notes and Accounts Receivable
          Schedule 2.1 (h)     Audited Tax Returns and Liabilities
          Schedule 2.1 (i)     Absence of Changes
          Schedule 2.1 (j)     Patents
          Schedule 2.1 (k)     Proprietary Names
          Schedule 2.l (m)     Employee Benefits
          Schedule 2.1 (n)(i)  Employment Contracts
          Schedule 2.1 (n)(ii) Collective Bargaining Agreements
          Schedule 2.1 (n)(vi) Charges of Discrimination
          Schedule 2.1 (o)     Property Rights
          Schedule 2.1 (p)     Plants, Facilities and Equipment
          Schedule 2.1 (q)     Insurance Policies
          Schedule 2.1 (r)     Material Contracts and Leases
          Schedule 2.1 (s)     Compliance with Laws
          Schedule 2.1 (v)     Litigation
          Schedule 2.1 (w)     Bank Accounts
          Schedule 2.1 (z)     Environmental Matters
          Schedule 2.1 (cc)    Customers
          Schedule 2.1 (dd)    Brokers and Finders
          Schedule 3           Long Term Debt, Capital Leases, Obligations
                                to Preferred Shareholders
          Schedule 8.2         Indemnification of Purchaser

Executed by the respective parties, each duly authorized as of the date first above written.



                          [Signature Pages to follow]

                         MAIL-WELL I CORPORATION

                         By: _________________________________
                         Name: _______________________________
                         Title: ______________________________


                         POSER BUSINESS FORMS, INC.

                         By:  ________________________________
                         Name: _______________________________
                         Title: ______________________________


                         SELLERS:



                         _____________________________________
                         Alan Brown


                         _____________________________________
                         Dennis Grasso


                         _____________________________________
                         Michael Preisman



                         _____________________________________
                         James E. Sowell



                         _____________________________________
                         Walter C. Holman


                         _____________________________________
                         Steven E. Smathers


                         [Additional Signatures Follow]

                         _____________________________________
                         Daniel Meader



                         _____________________________________
                         Samuel L. Brock



                         _____________________________________
                         John N. Griffin



                         _____________________________________
                         Linda Shibles



                         _____________________________________
                         Robert Lytle



                         _____________________________________
                         Jerry Bluett


                         _____________________________________
                         Joseph F. Boykin


                         _____________________________________
                         Walter C. Caro


                         Jim Sowell Construction Co., Inc.


                         By: _________________________________
                         Name: _______________________________
                         Title: ______________________________
SIGNATURES CONTINUED
     FROM PRIOR PAGE